Exhibit A


The securities reported as beneficially owned by Mr. Katzman include:

(1)  1,182,954 shares held of record by Gazit-Globe (1982), Ltd
     ("Gazit-Globe"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act");

(2) 5,476,531 shares held of record held by Ficus, Inc. ("Ficus"), which is a member of a "group" with Mr. Katzman for purposes of
     Section 13(d) of the Exchange Act. Ficus is a wholly-owned subsidiary of First Capital Realty Inc. ("First Capital"), an Ontario corporation, and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Ficus and Chairman of the Board of First Capital and Gazit-Globe;

(3) 6,934,955 shares held of record held by Silver Maple (2001), Inc. ("Silver Maple"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Silver Maple is a wholly-owned subsidiary of First Capital and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Silver Maple and Chairman of the Board of First Capital and Gazit-Globe;

(4) 5,521,055 shares held of record by MGN (USA) Inc. ("MGN (USA)"), a wholly-owned subsidiary of Gazit-Glovbe and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act;

(5) 4,865,795 shares held of record by MGN America, Inc., a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act;

(6) 3,735,495 shares of record held by Gazit (1995), Inc., a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for the purposes of Section 13(d) of the Exchange Act;

(7) 65,535 shares held of record by Mr. Katzman's wife as custodian for their daughters; and

(8) 927,261 shares held of record by Mr. Katzman (including the shares reported herein).